Exhibit 99.1

Investor Contact: Larry P. Kromidas

618-258-3206

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES EARLY RESULTS OF EXCHANGE OFFER

CLAYTON, MO, July 11, 2006 -- Olin Corporation (NYSE: OLN) announced today early results of its offer to exchange a new series of notes due 2016 (the "new notes") for up to $125 million of its outstanding 9.125% Senior Notes due 2011 (the "2011 Notes").

As of 5:00 p.m., New York City time, on July 11, 2006, approximately $160 million aggregate principal amount of the 2011 Notes had been validly tendered for exchange. These tendered notes may not be withdrawn. Since more than $125 million of the 2011 Notes have been tendered, the new notes will be issued on a pro rata basis as described in the Offering Memorandum dated June 26, 2006 and the related letter of transmittal.

The total exchange price for the outstanding notes will be calculated as of 2:00 p.m., New York City time, on July 12, 2006, as described in the Offering Memorandum dated June 26, 2006 and the related letter of transmittal.

The exchange offer is limited to holders of outstanding notes that have certified certain matters to Olin, including their status as "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act of 1933. The exchange offer is scheduled to expire at 5:00 p.m., New York City time, on July 25, 2006, unless extended.

The new notes have not been registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Metals, and Winchester. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip. Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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